Contact:	Mark M. Rothleitner Vice President Investor Relations and Treasurer 410-716-3979 Roger A. Young Vice President Investor and Media Relations 410-716-3979

FOR IMMEDIATE RELEASE: Friday, December 14, 2007

Subject:       Black & Decker Revises Earnings Guidance for Fourth Quarter and Full Year 2007

Towson, MD – The Black & Decker Corporation (NYSE: BDK) today announced that it is revising its earnings guidance for the fourth quarter and full year 2007 due to three separate developments.

        The Corporation expects to recall certain DEWALT® XRP™ cordless drills manufactured during the past 18 months and incur a pre-tax charge of approximately $25 million in the fourth quarter of 2007. This amount includes estimates of the costs to repair products returned by end-users and the impact of sales returns from distribution channels, but excludes any potential recovery from a component supplier. No injuries have been reported as a result of this issue.

        In addition, business conditions in North America have been worse than the Corporation had anticipated. As a result of this change and the anticipated recall, the Corporation now expects to report a low single-digit rate of sales decrease, excluding positive foreign currency translation, in the fourth quarter of 2007. The Corporation’s previous guidance was for modest organic sales growth. The change in the operating environment is expected to have a significant negative impact on operating income, compared to previous guidance.

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        Finally, the Corporation and the United States government have reached a settlement agreement on outstanding income tax litigation. As previously disclosed, if the IRS had prevailed in this case, it would have resulted in a cash outflow by the Corporation of approximately $180 million. The Corporation expects to make cash payments of approximately $50 million during 2008 related to this settlement. The Corporation also expects that the tax settlement will increase net earnings by approximately $150 million.

        As a result of these developments, the Corporation expects to report net earnings per diluted share of approximately $3.39 for the fourth quarter of 2007 and $8.27 for the full year. Excluding the favorable effect of the tax settlement, it expects diluted EPS of approximately $1.03 for the fourth quarter and $6.00 for the full year. The Corporation will provide further details, as well as guidance for 2008, when it announces its fourth-quarter results in January.

        This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Risk Factors” sections in Black & Decker’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

        This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. This press release includes a forward-looking statement with respect to the Corporation’s expectation that its diluted earnings per share would be approximately $1.03 for the fourth quarter and $6.00 for the full year, excluding the effect of the tax settlement. These per share amounts are based on the Corporation’s estimate of net earnings per diluted share of approximately $3.39 for the fourth quarter of 2007 and $8.27 for the full year, less the approximate effect of the tax settlement of $2.36 per diluted share for the fourth quarter and $2.27 per diluted share for the full year.

        Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

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